STEVEN A. GREENBERG
                          693 FIFTH AVENUE-- 19TH FLOOR
                            NEW YORK, NEW YORK 10022





                                                              March 10, 2000



Worlds.com Inc.
15 Union Wharf

Boston, Massachusetts 02109

Gentlemen:

     This letter is being delivered to you simultaneously with the execution of and delivery of the purchase and option agreement ("Agreement"), dated March 10, 2000, between the undersigned ("Greenberg") and Steven G. Chrust ("Chrust").

     I hereby consent, with respect to all of the shares of common stock of Worlds.com Inc. ("Company") which I own or have the right to vote (including the "Purchased Shares," as defined in the Agreement), to the authorization and creation of a series or class of preferred stock ("Preferred Stock") with the following terms and any amendment to the certificate of incorporation of the Company required in connection therewith:

     o    stated value of up to a maximum of $5,000,000;

     o convertible into the Company's common stock (or an equivalent thereof) at a conversion price of 80% or more of the "Fair Market Value" (determined in customary fashion, based on a number of days prior to closing on the sale of the Preferred Stock);

     o either dividend bearing or non-dividend bearing; provided, however, that if dividends are to accrue or be paid, the annual dividend rate shall be 10% or less and the Company must have the option to pay dividends either in kind or in common stock of the Company;

     o    senior liquidation preference in the amount of the stated value;

     o voting rights as required by law and on an as-converted basis with the common stock, together with the right, as a class, to elect no more than two directors to the Company's board of directors; and




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     o    such other rights and preferences as are either customary or not materially adverse to the Company.

     This letter shall constitute Greenberg's consent as a shareholder of the Company, as well as his irrevocable proxy to the Company to vote his shares of common stock, as well as any other shares over which he has voting power, in favor of the authorization and creation of the Preferred Stock if such matter is put to a vote of stockholders prior to July 4, 2000. Upon the reasonable request of the Company, I will execute a "written consent of Majority Shareholders" or other similar document to implement the consent granted hereby.

     Notwithstanding the foregoing, this letter and the consent and proxy hereby granted (i) shall become null and void and be of no force or effect if the Preferred Stock is not issued by July 4, 2000 and (ii) shall not permit the Company to authorize the Preferred Stock if shares of the Preferred Stock are not issued by July 4, 2000.

     As of the date of this letter, I own 3,818,750 shares of the Company's common stock, inclusive of the Purchased Shares.

                                        Very truly yours,

                                        /s/ Steven Greenberg
                                        ---------------------
                                            Steven Greenberg